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                         NETSCAPE COMMUNICATIONS CORPORATION
                           PROFESSIONAL SERVICES AGREEMENT
                            AGREEMENT NO._________________

     This Professional Services Agreement (the "Agreement") is entered into by and between Netscape Communications Corporation, a Delaware corporation ("Netscape"), and Stratman Associates, Inc. ("Customer"), effective as of the date of Netscape's execution ("Effective Date").

1. DEFINITIONS. For purposes of this Agreement, the terms set forth below shall have the meanings specified in this Section 1:

     (a) The term "Innovations" means all inventions, improvements, works of authorship and other innovations of any kind, including, without limitation, any improvements or modifications to the Products, that Netscape, or personnel working for or through Netscape, may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing the Services or as a result of such Services, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection.

     (b) The term "Products" means all Netscape proprietary computer software programs and related materials, documentation and information as the same exist on the date hereof, and as changed or modified hereafter. Customer's right to use the Product(s) will be subject to the terms and conditions of the applicable Netscape license agreement(s) governing the Product(s).

     (c) The term "Confidential Information" means information or data, including, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts and strategies, furnished to one party by the other hereunder. All Confidential Information disclosed in tangible form shall be marked "confidential" or otherwise contain a proprietary legend, and all Confidential Information disclosed orally or otherwise in intangible form shall be designated as confidential at the time of disclosure.

     (d) The term "Services" means those services set forth in a Proposal, including, without limitation, installation, training, consulting and/or development services, and any warranty services performed by Netscape pursuant to Section 7(c) hereof.

     (e) The term "Specifications" means those functional and/or technical specifications, if any, set forth in the applicable Proposal or developed during the course of performance of Services as to any Innovations to be developed in connection with the performance of Services.

     (f) The term "Proposal" means an addendum to this Agreement, in substantially the form of Exhibit A attached hereto, that is executed by Customer and Netscape and sets forth a description of the Services.

2. SERVICES AND STATEMENTS OF WORK. Netscape agrees to use commercially reasonable efforts to perform or cause to be performed for Customer the Services described in Proposals that may from time to time be executed by Customer and Netscape. Each Proposal shall, when executed by Customer and Netscape, form a part of this Agreement and be subject to the terms and conditions set forth herein. Customer shall advise Netscape in writing of the individuals with whom Netscape consultants will interface for each Proposal. Customer and Netscape shall develop appropriate procedures to assure timely and appropriate coordination of efforts. Such appropriate procedures shall include, among other things, detailed task level project plans (including appropriate milestones and deliverables) accepted in writing by the parties, project management approach, staffing, escalation


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policy and procedure, project status tracking and reporting, and acceptance and testing criteria. Customer shall provide such information and assistance as is reasonably required to permit Netscape to complete each Proposal.

3. PAYMENTS; TAXES. Unless otherwise specified in the applicable Proposal, all Services shall be provided on a time and materials basis at Netscape's then current fees and charges therefor. Netscape's standard hourly billing rates for professional services are set forth in Netscape's published billing rate schedule and are subject to change without prior notice to Customer. In addition, Customer shall reimburse Netscape for all out-of-pocket expenses incurred by Netscape in connection with the performance of the Services, including, without limitation, travel, lodging, meals and other incidental expenses. Netscape shall invoice Customer on a monthly basis for all Services, reimbursements and other payments due under this Agreement and any Proposal and, unless otherwise specified in the applicable Proposal, Customer shall pay such invoiced amounts within thirty (30) days of the date of invoice. Customer agrees to pay interest at the rate of one percent (1%) per month (or, if less, the maximum amount permitted under applicable law) for all amounts not paid within thirty (30) days from the date of invoice. In addition to all charges specified in this Agreement and each Proposal, Customer shall pay or reimburse Netscape for all federal, state, local, or other taxes, including, without limitation, sales, use, excise and property taxes, or any amounts levied in lieu thereof, based on charges set forth in this Agreement or any Proposal; provided, that Customer shall have no responsibility for taxes based on Netscape's net income.

4. TERMINATION. Customer or Netscape may terminate this Agreement and/or any Proposal at any time upon sixty (60) days advance written notice to the other party. In the event either party shall fail to perform its obligations pursuant to this Agreement and/or any Proposal and such failure shall continue for a period of thirty (30) days (or fifteen (15) days with respect to a breach by Customer of any obligation to pay or reimburse Netscape for amounts due hereunder and/or any Proposal) following written notice from the other party, this Agreement and/or any Proposal may be terminated by such party by its giving a notice of termination to the breaching party. Notice of termination of any Proposal shall not be considered notice of termination of this Agreement unless specifically stated in the notice; provided, however, that any termination of this Agreement shall automatically terminate all uncompleted Proposals. Customer shall pay Netscape for all services performed and costs incurred up through the termination date. Termination shall be Customer's sole and exclusive remedy for delay or failure of Netscape to complete a Proposal. The provisions of Sections 3, 5, 6, 8, 9 and 10 shall survive any termination of this Agreement and govern any completed Proposal.

5.  PROPRIETARY RIGHTS.

     (a) OWNERSHIP OF INNOVATIONS. Customer agrees that all Innovations shall be the property of Netscape and hereby assigns all of its rights in the Innovations and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights to Netscape. Customer acknowledges that Netscape, in its sole discretion, shall have the right to license any Innovation, and/or incorporate any Innovation into the Products, for use by other licensees or customers of Netscape. At Netscape's request and expense, Customer shall assist and cooperate with Netscape in all reasonable respects and shall execute documents, give testimony and take further acts as reasonably requested by Netscape to acquire, transfer, maintain and enforce patent, copyright, trademark, mask work, trade secret and other legal protection for the Innovations. Customer hereby appoints the officers of Netscape as in existence from time to time as its attorneys-in-fact to execute documents on its behalf for this limited purpose.

     (b) LICENSE OF INNOVATIONS. In the event that Netscape is required to develop or develops Innovations pursuant to any Proposal, Customer shall have the nonexclusive, royalty-free and nontransferable right to use such Innovations solely for Customer's own internal use and not for distribution or resale to third parties. Such license includes the right for Customer to modify any Innovation solely for the purpose of maintenance and support thereof.

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6.   MAINTENANCE AND SUPPORT.  Except as provided in this Section 6, Customer agrees that Netscape shall be under no obligation to maintain or support any Innovations. In the event that Netscape shall determine to include and maintain any Innovation as part of the Products which it licenses and maintains for its general licenses. Netscape agrees to provide Customer with maintenance and support as to such Innovation on the same terms and conditions as Netscape supports the Products for the benefit of its general licenses. Netscape is not responsible for obsolescence of any Innovation that may result from changes in Customer's requirements or modifications or updates to the Products. Netscape assumes no responsibility for the use of superseded, outdated or uncorrected versions of any Innovation.

7.   LIMITED WARRANTY.

(a) LIMITED WARRANTY.  Netscape hereby represents and warrants to Customer that
(i) the Services will be performed in a good and workmanlike manner; and (ii) with respect to any innovation for which Specifications are set forth in the applicable Proposal, for a period of ninety (90) days commencing on the date that such Innovation is delivered by Netscape to Customer, such Innovation, when properly installed and/or used, shall materially conform to the functional and/or technical criteria set forth in the applicable Specifications.

(b) DEFECTS NOT COVERED BY WARRANTY. Netscape shall have no obligations under the limited warranty set forth in Section 7(a)(ii) to the extent that the failure of any Innovation to materially conform to the functional and/or technical criteria set forth in the applicable Specifications is caused by:
(a) the incorporation, attachment or otherwise engagement of any attachment, feature, program, or device, other than by Netscape, to such Innovation, or any part thereof; or (b) accident; transportation; neglect or misuse; alteration, modification, combination with materials not supplied by Netscape, or enhancement of such Innovation other than by Netscape; failure to provide a suitable installation environment; use of supplies or materials not meeting specifications; use of such Innovation for other than the specific purpose for which such Innovation is designed; or use of such Innovation on any systems other than the specified hardware platform for such Innovation.

(c) SOLE AND EXCLUSIVE REMEDY. Netscape shall, as Customer's sole and exclusive remedy and Netscape's sole and exclusive obligation under the limited warranties set forth in Section 7(a), use commercially reasonable efforts to correct any failure of an Innovation to materially conform to the functional and/or technical criteria set forth in the applicable Specifications; provided, that Netscape's obligation to correct any such failure pursuant to this Section 7(c) is subject to receipt by Netscape from Customer, within ninety (90) days from the date that such Innovation was first delivered by Netscape to Customer, of written notice that sets forth such failure of the Innovation to materially conform to the functional and/or technical criteria set forth in the applicable Specifications and such other information as is reasonably necessary to permit Netscape to verify and reproduce such failure.

(d) NO OTHER WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 7, NETSCAPE MAKES NO OTHER WARRANTIES OR CONDITIONS, EITHER EXPRESS OR IMPLIED, AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF THE SERVICES, PRODUCTS OR ANY INNOVATIONS DEVELOPED HEREUNDER, THEIR MERCHANTABILITY, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, THEIR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, THAT ANY PRODUCT OR INNOVATION IS ERROR-FREE OR THAT OPERATION OF ANY PRODUCT OR INNOVATION WILL BE SECURE OR UNINTERRUPTED.

8. LIMITATION OF LIABILITY. TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, NETSCAPE'S AGGREGATE LIABILITY TO CUSTOMER FOR DAMAGES FROM ANY CAUSE WHATSOEVER AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR


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TORT OR OTHERWISE, SHALL BE LIMITED TO THE FEES RECEIVED BY NETSCAPE FROM
CUSTOMER FOR SERVICES RENDERED PURSUANT TO THE PROPOSAL GIVING RISE TO CUSTOMER'S CLAIM FOR DAMAGES. IN NO EVENT SHALL NETSCAPE BE LIABLE FOR DAMAGES RESULTING FROM LOSS OF DATA, PROFITS OR BUSINESS, USE OF PRODUCTS OR INNOVATIONS, FAILURE OF THE PRODUCTS OR INNOVATIONS TO PROVIDE SECURITY, OR FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, THE SERVICES OR ANY INNOVATIONS PROVIDED HEREUNDER EVEN IF NETSCAPE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9.   CONFIDENTIALITY.

(a) CONFIDENTIAL INFORMATION. Each party shall (i) hold all Confidential Information of the other party in confidence and take all necessary precautions to protect such Confidential Information (including, without limitation, all precautions such party employs with respect to its own confidential materials of a similar nature), (ii) not divulge any such Confidential Information of the other party or any information derived therefrom to any third person except to its employees or independent contractors that have a need to know such information to further the permitted use thereof, that have entered into appropriate written agreements sufficient to comply with the terms hereof and that are informed of the non-disclosure obligations contained herein, (iii) not make any use whatsoever at any time of such Confidential Information of the other party except to the extent necessary to exercise any right or license granted under, or perform any obligations pursuant to, Section 5(b), (iv) not remove or export any such Confidential Information of the other party from the country of such party, and (v) not copy (except as reasonably necessary to exercise the rights pursuant to Section 5(b) with respect to Customer and as reasonably necessary in connection with the performance of the Services with respect to Netscape) or reverse engineer; reverse compile or attempt to derive the composition or underlying information of any Confidential Information of the other party. The foregoing obligations shall survive for a period of three (3) years from the date of disclosure of the Confidential Information. Without granting any right or license, the foregoing obligations shall not apply to the extent that the receiving party can demonstrate that such Confidential Information of the other party (A) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available through no improper action or inaction by the receiving party or any affiliate agent or employee of the receiving party, or
(B) was in its possession or known by the receiving party prior to receipt from the disclosing party, or (C) was rightfully disclosed to the receiving party by another person without restriction, or (D) is independently developed by the receiving party without access to such Confidential Information of the disclosing party, or (E) is required to be disclosed pursuant to any statutory or regulatory authority, provided the disclosing party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible, or is required to be disclosed by a court order, provided the disclosing party is given prompt notice of such order and provided the opportunity to contest it. Information shall not be deemed known to such party or publicly known for purposes of the above exceptions (x) merely because it is embraced by more general information in the prior possession of such party or others, or (y) merely because it is expressed in public material in general terms not specifically the same as the Confidential Information. The terms of confidentiality under this Agreement shall not be constructed to limit either party's right to independently develop or acquire products without use of the other party's Confidential Information. Further, either party shall be free to use for any purpose the residuals resulting from access to or work with such Confidential Information, provided such party shall maintain the confidentiality of the Confidential Information as provided herein. The term "residuals" means information in nontangible form which may be retained by persons who have had access to the Confidential Information, including ideas, concepts, know-how or techniques contained therein. Neither party shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals. However, the foregoing shall not be deemed to grant to either party a license under the other party's copyrights or patents.

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(b) RETURN OF CONFIDENTIAL INFORMATION. Immediately upon the termination or expiration of the Agreement and/or any Proposal, the receiving party will return to the disclosing party all Confidential Information of the disclosing party relating to the termination and all documents or media containing any such Confidential Information and any and all copies or extracts thereof.

(c) CONFIDENTIALITY OF AGREEMENT. Except (i) to the extent required by law,
(ii) to assert its rights hereunder or (iii) for disclosures to its own employees and independent contractors on a "need to know" basis, neither party shall disclose the terms of this Agreement or the subject matter hereof without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

(d) INJUNCTIVE RELIEF. Each party expressly agrees that monetary damages would be inadequate to compensate the other for any breach of any provision of Section 9, that any such breach or threatened breach of Section 9 will cause irreparable injury to the other party and that, in addition to any other remedies that may be available, at law or in equity, the other party shall be entitled to obtain injunctive relief against the threatened breach of any provision of Section 9 or the continuation of any such breach without the necessity of proving actual damages.

10.  GENERAL

(a) AMENDMENT; WAIVER. Neither this Agreement or any Proposal may be amended except by a written notice signed by an authorized representative of Netscape and Customer. No purchase order or instrument issued by Customer in connection with the Services shall be binding upon Netscape. The waiver by either party of any of its rights hereunder or under any Proposal shall not be construed as a waiver of any subsequent breach.

(b) NOTICE. Unless otherwise specifically provided, all notices required or permitted under this Agreement shall be in writing and in English and may be delivered personally, or sent by facsimile or air mail, return receipt requested, addressed as follows and shall be deemed delivered upon receipt:

          If to Netscape:     Netscape Communications Corporation
                              501 East Middlefield Road
                              Mountain View, California  94043
                              Attention:  Legal
                              Facsimile:  415-528-4123

          If to Customer:     Sent to the address or facsimile set forth under
                              Customer's name on the signature page hereto.

(c) SUCCESSORS AND ASSIGNS. All terms and conditions of this Agreement and each Proposal shall be binding upon and inure to the benefit of the parties hereto, and to their successors and assigns, except that Customer may not assign or otherwise transfer any of its rights or obligations under this Agreement or any Proposal without Netscape's prior written consent.

(d) GOVERNING LAW AND JURISDICTION. This Agreement and each Proposal will be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of law principles, except to the extent that United States federal law preempts California law, in which case United States federal law (including, without limitation, copyright, patent and trademark law) will apply. This Agreement shall not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is hereby expressly excluded. In any legal action relating to this Agreement, Customer agrees (i) to the exercise of jurisdiction over it by a state or federal court in Santa Clara County, California; and (ii) that if Customer brings the action, it shall be instituted in one of the courts specified in (i) above.


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(e) ENTIRE AGREEMENT; COUNTERPARTS. This Agreement contains the entire understanding of the parties as to the subject matter hereof and supersedes all prior understandings of the parties, whether oral or written. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. If there is a discrepancy between any provision of this Agreement and a Proposal, the Proposal shall prevail.

(f) SEVERABILITY. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, that provision shall be enforced to the maximum extent permitted by law, and the other provisions, and that provision as applied to other circumstances, will remain in full force and effect.

(g) FORCE MAJEURE. Both parties shall be excused from performance under this Agreement and any related Proposal for any period to the extent that a party is prevented from performing any obligation, in whole or in part, as a result of causes beyond its reasonable control and without its negligent or willful misconduct, including without limitation, acts of God, natural disasters, war or other hostilities, labor disputes, civil disturbances, governmental acts, orders or regulations, third party nonperformance, or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment. In the event that such nonperformance continues for a period of sixty (60) days or more, either party may terminate either this Agreement or a related Proposal by giving ten (10) days written notice to the other. If either party exercises its option to terminate, Customer shall pay for any Services and/or expenses rendered or incurred by Netscape prior to the termination date.

(h) RELATIONSHIP OF PARTIES. The parties are independent contractors and are not employees, agent or legal representatives of the other party. Neither party is authorized to bind the other party, act as an agent for the other party or otherwise act in the name of or on behalf of the other party.

(i) U.S. GOVERNMENT RESTRICTED RIGHTS. The Innovations, if any, are provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software-Restricted rights at 48 CFR 5.2227-19, as applicable. Contractor/manufacturer is Netscape Communications Corporation, 501 East Middlefield Road, Mountain View, California 94043

(j) NON-SOLICITATION. Customer acknowledges that Netscape provides a valuable service by identifying and providing personnel to perform the Services.
Customer further acknowledges that Customer would receive substantial additional value, and Netscape would be deprived of the benefits of its work force, if Customer were to directly hire Netscape's personnel after they have been introduced to Customer by Netscape. Without the prior written consent of Netscape, Customer shall not solicit, employ or otherwise retain the services of any personnel of Netscape who are or have been assigned to perform Services hereunder for a period terminating one (1) year after the date of completion of the most recent Proposal.


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         IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by duly authorized representatives, effective as of the Effective Date.

     NETSCAPE COMMUNICATIONS                  CUSTOMER
          CORPORATION

By: /s/ JR Hampton                  By: /s/ Benjamin C. Nourse
   ---------------------------         ---------------------------
          Signature                           Signature
Name: JR Hampton                    Name: Benjamin C. Nourse
   ---------------------------         ---------------------------
          Print or Type                       Print or Type

Title: VP WWPS                      Title: President, Stratman Associates, Inc.
      ------------------------         ---------------------------
Date: 7-30-96                       Date: July 8, 1996
   ---------------------------         ---------------------------
                                    Address: 616 20th Avenue East
                                       ---------------------------
                                              Seattle, WA 98112
                                       ---------------------------
                                       ---------------------------
                                    Facsimile: 206-325-1357
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